Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-8) pertaining to the 2005 Incentive Plan of Oceaneering International, Inc. and to the incorporation by reference therein of our reports dated March 8, 2005, with respect to the consolidated financial statements of Oceaneering International, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2004, Oceaneering International, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Oceaneering International, Inc., filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

May 10, 2005
Houston, Texas